Exhibit (23)

               Consent of Independent Certified Public Accountants



The Board of Directors
Technitrol, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 33-35334, 33-63203, 333-55751, 333-85271 and 333-94073) on Form S-8 of
Technitrol, Inc. of our report dated January 18, 2002, relating to the consolidated balance sheets of Technitrol, Inc. and subsidiaries as of December 28, 2001 and December 29, 2000 and the related consolidated statements of earnings, cash flows, changes in shareholders' equity and the financial statement schedule for each of the years in the three-year period ended December 28, 2001, which report appears in the December 28, 2001 annual report on Form 10-K of Technitrol, Inc.




                                                    KPMG LLP



Philadelphia, Pennsylvania
March 18, 2002